EXHIBIT 99.1

News Release                                                              [LOGO]
--------------------------------------------------------------------------------
                                For investor and media inquiries please contact:
                                                               Steve E. Kunszabo
                                                    Director, Investor Relations
                                                                    732-556-2220


FOR RELEASE FRIDAY, JANUARY 7, 2005
-----------------------------------

     Centennial Communications Announces Fiscal Second-Quarter 2005 Results;
     -----------------------------------------------------------------------
                Operating Performance Continues at Record Pace;
                -----------------------------------------------
  Company Updates 2005 Fiscal-Year Outlook; Expects Adjusted Operating Income
  ---------------------------------------------------------------------------
                    Growth at High End of 7-12 Percent Range
                    ----------------------------------------


     o Fiscal second-quarter earnings per diluted share from continuing operations of $0.18, compared to a loss of $0.02 per diluted share from continuing operations in the prior-year quarter

     o    Fiscal  second-quarter   adjusted  operating  income  from  continuing
          operations of $89.8 million, up 18 percent year-over-year from $76.3 million

     o Fiscal second-quarter consolidated revenue from continuing operations of $214.1 million, up 12 percent year-over-year from $190.7 million

     o Consolidated adjusted operating income growth outlook updated to high end of previously announced 7-12 percent range for fiscal 2005

WALL, N.J. - Centennial Communications Corp. (NASDAQ: CYCL) today reported income from continuing operations of $18.6 million, or earnings per diluted share from continuing operations of $0.18, for the fiscal second quarter of 2005. This includes a $9.6 million after-tax gain related to the Company's sale of Midwest spectrum and compares to a loss from continuing operations of $2.0 million, or $0.02 per diluted share in the fiscal second quarter of 2004.
Adjusted operating income (AOI)(1) from continuing operations for the fiscal second quarter was $89.8 million, as compared to $76.3 million for the prior year quarter.

"Centennial continues to deliver robust growth by tailoring the customer experience in each of its local markets," said Michael J. Small, Centennial's Chief Executive Officer. "These financial results demonstrate our ongoing ability to execute in a rapidly changing and evolving market."

Centennial reported fiscal second-quarter 2005 consolidated revenue from continuing operations of $214.1 million, which included $98.0 million from U.S. wireless and $116.1 million from Caribbean operations. Consolidated revenue from continuing operations grew 12 percent versus the fiscal second quarter of 2004.

"We remain encouraged by our strong operating momentum and continue to make steady progress toward our stated goal of deleveraging," said Centennial Chief Financial Officer Thomas J. Fitzpatrick. "We have the financial flexibility and strength to build on our competitive advantage and support future success."

OTHER HIGHLIGHTS
----------------


     o On October 4, 2004 the Company announced that it purchased 10 MHz of spectrum from AT&T Wireless for $19.5 million, covering an aggregate of approximately 4.1 million population equivalents (POPs) contiguous to its existing properties in the Midwest. In addition, the Company simultaneously completed its sale of a portion of this spectrum to Verizon Wireless for $24 million. The net effect of these transactions is approximately 2.2 million incremental POPs acquired and $4.5 million cash received. The Company expects to launch service in the Grand Rapids and Lansing, Michigan markets in the spring of 2005.

     o On December 28, 2004, the Company completed the sale of its Puerto Rico cable television properties to an affiliate of Hicks, Muse, Tate & Furst Incorporated for approximately $155 million in cash. The net proceeds from the transaction will be used to fund ongoing capital requirements.

     o    On December 28, 2004,  the Company also  announced  the  redemption of
          $115 million aggregate principal amount of its $300 million outstanding 10-3/4 percent Senior Subordinated Notes due December 15, 2008. The redemption will occur on or about January 27, 2005 at a redemption price of 103.583 percent.


CENTENNIAL SEGMENT HIGHLIGHTS
-----------------------------

     U.S. Wireless Operations

     o Revenue was $98.0 million, an 8 percent increase from last year's second quarter. U.S. wireless revenue included $4.3 million in Universal Service Fund (USF) support. Retail revenue grew by $2.8 million, a 4 percent year-over-year increase. Roaming revenue increased 3 percent from the prior year quarter as a result of the Company's launch of global system for mobile communications ("GSM") technology in all of its markets.

     o AOI was $41.5 million, a 17 percent year-over-year increase, representing an AOI margin of 42 percent. AOI was favorably impacted by $4.3 million in USF support during the quarter. Solid retail operations contributed to AOI growth during the quarter, as retail AOI margins grew by approximately 1 percent from the year-ago quarter. AOI was also positively impacted by growth in roaming revenue.

     o The Company ended the quarter with 544,900 U.S. wireless subscribers, which compares to 548,200 for the year-ago quarter and 551,400 for the previous quarter ended August 31, 2004.

     o Capital expenditures were $16.2 million as U.S. wireless continued to invest in its network and completed the GSM overlay of the Company's Southeast footprint.

     Caribbean Wireless Operations

     o Revenue was $85.8 million, an increase of 13 percent from the prior-year second quarter, driven primarily by solid subscriber and minutes-of-use growth.

     o Average revenue per user (ARPU) declined during the quarter primarily due to the continued impact of strong prepaid subscriber growth in the Dominican Republic. A changing postpaid rate plan mix in Puerto Rico also negatively impacted ARPU due to the Company's marketing of rate plans designed to reduce churn.

     o AOI totaled $33.9 million, a 13 percent year-over-year increase, representing an AOI margin of 40 percent.

     o    The  Company  ended  the  quarter  with  543,400  Caribbean   wireless
          subscribers, which compares to 445,900 for the prior year quarter and to 516,700 for the previous quarter ended August 31, 2004.

     o    Capital expenditures were $12.9 million for the fiscal second quarter.

     Caribbean Broadband Operations


     o Revenue was $33.1 million, an increase of 21 percent year-over-year, driven largely by strong access line growth.

     o    AOI  was  $14.3  million,  a  32  percent   year-over-year   increase,
          representing an AOI margin of 43 percent.

     o Switched access lines totaled approximately 56,500 at the end of the fiscal second quarter, an increase of 11,400 lines from the prior year quarter. Dedicated access line equivalents were 230,100 at the end of the fiscal second quarter, a 16 percent year-over-year increase.

     o    Wholesale   termination   revenue  was  $5.6  million,  a  48  percent
          year-over-year increase, primarily due to an increase in southbound terminating traffic to the Dominican Republic.

     o    Capital expenditures were $7.8 million for the fiscal second quarter.



REVISED FISCAL 2005 OUTLOOK
---------------------------

     o The Company projects growth in consolidated AOI from continuing operations to be at the high end of its previously announced 7-12 percent range for the full fiscal year 2005 over fiscal year 2004. Consolidated AOI from continuing operations for fiscal year 2004 was $315.5 million. The Company has not included a reconciliation of projected AOI because projections for some components of this reconciliation are not possible to forecast at this time.

     o The Company is announcing a network replacement and upgrade primarily impacting its wireless network in Puerto Rico. The upgrade, which is expected to cost $15 million in fiscal 2005, will improve the network's performance and quality while also reducing future operating expenses and capital expenditures. The net book value of the network equipment to be retired is approximately $65-$75 million, which the Company expects to depreciate over the next two fiscal quarters. The Company estimates that the after-tax payback period for this project will be approximately one year.

     o As a result of this network upgrade, the Company now expects capital expenditures of approximately $170 million for fiscal year 2005, net of a $5 million reduction due to the Company's sale of its cable television operations. This is an increase from the Company's previous target of $160 million. As previously disclosed, this outlook also includes approximately $25 million for the build-out of new markets in Grand Rapids and Lansing, Michigan.

     o In consideration of the network replacement and upgrade in Puerto Rico, the Company is evaluating the useful lives of its U.S. and Caribbean wireless network equipment based on industry, competitive and technological developments.


DEFINITIONS AND RECONCILIATION
------------------------------

(1) Adjusted operating income is defined as net income (loss) from continuing operations before minority interest in income of subsidiaries, income tax expense, other (expense) income, interest expense-net, income from equity investments, gain on disposition of assets, and depreciation and amortization. Please refer to the schedule below for a reconciliation of consolidated AOI to net income (loss) and the Investor Relations section of our website at www.centennialwireless.com for a discussion and reconciliation of this and other Non-GAAP Financial Measures.

Reconciliation of adjusted operating income to net income (loss):

                                                          Three Months ended                      Six Months ended
                                                              November 30,                          November 30,
                                                  ----------------------------------    ------------------------------------
                                                       2004                2003              2004                 2003
                                                                      (As restated)                          (As restated)
                                                  ---------------    ---------------    ----------------    ----------------
Adjusted operating income.........................$      89,754      $      76,341      $      181,355      $      152,999
Less: depreciation and amortization...............      (29,607)           (29,132)            (58,765)            (59,043)
Gain on disposition of assets.....................       15,364                 54              14,932                 685
                                                  ---------------    ---------------    ----------------    ----------------
Operating income..................................       75,511             47,263             137,522              94,641
Income from equity investments....................          145                  4                 290                  28
Interest expense, net.............................      (36,938)           (41,512)            (73,417)            (90,544)
Other (expense) income............................       (1,204)               256              (2,082)               (602)
Income tax expense................................      (18,709)            (7,899)            (32,819)             (9,205)
Minority interest in income of subsidiaries.......         (225)              (150)               (451)               (283)
Income (loss) from discontinued operations........        2,764             (4,124)                768              (4,513)
                                                  ---------------    ---------------    ----------------    ----------------
Net income (loss).................................$      21,344      $      (6,162)     $       29,811      $      (10,478)
                                                  ===============    ===============    ================    ================


CONFERENCE CALL INFORMATION
---------------------------

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET today. Callers can dial 800-238-9007 to access the call. The conference call will also be simultaneously webcast on the Investor Relations section of Centennial's website at www.centennialwireless.com; click on Investor Relations. A replay of the conference call will also be available beginning Friday, January 7 through Friday, January 21 at both Centennial's Investor Relations website and www.streetevents.com. Callers can also dial (888) 203-1112, Access Code 514716 to access an audio replay of the conference call.

                         CENTENNIAL COMMUNICATIONS CORP.
                     FINANCIAL DATA AND OPERATING STATISTICS
                                November 30, 2004
                      ($000's, except per subscriber data)


                                             Three Months Ended        Six Months Ended
                                             Nov-04     Nov-03        Nov-04      Nov-03
                                           -----------------------  -----------------------
U.S. WIRELESS

Postpaid Wireless Subscribers                 527,800     529,000       527,800    529,000
Prepaid Wireless Subscribers                   17,100      19,200        17,100     19,200
                                               ------      ------        ------     ------
Total Wireless Subscribers (1)                544,900     548,200       544,900    548,200
Net (Loss) Gain - Wireless Subscribers (2)     (6,500)      2,100       (10,100)     9,700
Revenue per Average Wireless Customer             $60         $55           $61        $56
Service Revenue Per Average Wireless Customer     $49         $44           $50        $44
Roaming Revenue                               $13,044     $12,634       $26,352    $29,681
Penetration - Total Wireless (3)                 8.9%        9.0%          8.9%       9.0%
Postpaid Churn - Wireless                        2.1%        2.0%          2.1%       1.9%
Prepaid & Postpaid Churn - Wireless              2.5%        2.3%          2.5%       2.3%
Monthly MOU's per Wireless Customer (4)           552         436           535        424
Cost to Acquire                                  $315        $328          $332       $293
Capital Expenditures                          $16,181     $15,523       $25,532    $23,016


CARIBBEAN

Postpaid Wireless Subscribers                 391,200     331,100       391,200    331,100
Prepaid Wireless Subscribers                  148,900     111,000       148,900    111,000
Home Phone Wireless Subscribers                 3,300       3,800         3,300      3,800
                                                -----       -----         -----      -----
Total Wireless Subscribers                    543,400     445,900       543,400    445,900
Net Gain  - Wireless Subscribers               26,700      23,300        47,200     47,300
Revenue per Average Wireless Customer             $54         $58           $54        $59
Penetration - Total Wireless                     4.2%        3.4%          4.2%       3.4%
Postpaid Churn - Wireless                        2.2%        2.4%          2.3%       2.3%
Prepaid  Churn - Wireless                        7.9%        5.5%          7.3%       5.3%
Prepaid & Postpaid Churn - Wireless              3.7%        3.2%          3.7%       3.0%
Monthly MOU's per Wireless Customer               978         923           962        909
Fiber Route Miles - Continuing Operations       1,146         926         1,146        926
Switched Access Lines                          56,500      45,100        56,500     45,100
Dedicated Access Line Equivalents (5)         230,100     198,000       230,100    198,000
On-Net Buildings                                1,301       1,062         1,301      1,062
Capital Expenditures - Continuing Operations  $20,656     $19,350       $38,751    $35,658
Capital Expenditures - Discontinued Operations $2,469        $683        $4,142     $1,720


REVENUES (6)

U.S. Wireless                                 $97,962     $90,439      $201,029   $184,893
                                              -------     -------      --------   --------
Caribbean - Wireless                          $85,769     $76,034      $168,774   $150,138
Caribbean - Broadband                         $33,122     $27,462       $66,631    $53,745
Caribbean - Intercompany                      ($2,744)    ($3,188)      ($5,543)   ($6,693)
                                              -------     -------       -------    -------
Total Caribbean                              $116,147    $100,308      $229,862   $197,190
                                             --------    --------      --------   --------
Consolidated - Continuing Operations         $214,109    $190,747      $430,891   $382,083
                                             --------    --------      --------   --------
Discontinued Operations                       $13,543     $12,204       $26,321    $24,221
                                              -------     -------       -------    -------
Caribbean - Intercompany                        ($190)      ($162)        ($408)     ($291)
                                                -----       -----         -----      -----
Consolidated - with Discontinued Operations  $227,462    $202,789      $456,804   $406,013
                                             ========    ========      ========   ========


Adjusted Operating Income (6),(7)

U.S. Wireless                                 $41,517     $35,389       $89,470    $72,330
                                              -------     -------       -------    -------
Caribbean - Wireless                          $33,943     $30,106       $66,181    $60,445
Caribbean - Broadband                         $14,294     $10,846       $25,704    $20,224
                                              -------     -------       -------    -------
Total Caribbean                               $48,237     $40,952       $91,885    $80,669
                                              -------     -------       -------    -------
Consolidated - Continuing Operations          $89,754     $76,341      $181,355   $152,999
                                              -------     -------      --------   --------
Discontinued Operations                        $4,029      $3,391        $7,733     $6,775
                                               ------      ------        ------     ------
Consolidated - with Discontinued Operations   $93,783     $79,732      $189,088   $159,774
                                              =======     =======      ========   ========

NET DEBT

Total Debt Less Cash                       $1,632,400  $1,653,800    $1,632,400 $1,653,800


(1) Total wireless subscribers exclude 20,000 wholesale subscribers at November 2004 and 3,100 wholesale subscribers at November 2003.

(2) Net (loss) gain excludes wholesale subscriber gain of 6,400 for the three months ended November 2004 and 12,000 for the six months ended November 2004. Net (loss) gain excludes wholesale subscriber gain of 300 for the three months ended November 2003 and 700 for the six months ended November 2003.

(3) Excludes approximately 2.2 million incremental POPs acquired as part of the Midwest spectrum purchase for the three and six months ended November 2004.

(4) Monthly MOU's per wireless customer for the three and six months ended November 2003 have been restated to include free night and weekend minutes.

(5) Includes a reduction of 32,000 dedicated access line equivalents for the three and six months ended November 2003 due to the sale of an OC-48 in November 2003 that had been previously counted as a fully active circuit. The number of dedicated access line equivalents for the three and six months ended November 2003 was previously reported as 230,000.

(6)  As restated for the three and six months ended November 2003.

(7) Adjusted operating income is net income (loss) from continuing operations before minority interest in income of subsidiaries, income tax expense, other (expense) income, interest expense-net, income from equity investments, gain on disposition of assets, and depreciation and amortization.

                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                                 Three Months Ended           Six Months Ended
                                                           -------------------------------   -------------------------------
                                                             November 30,     November 30,      November 30,    November 30,
                                                               2004             2003             2004              2003
                                                           -------------    --------------   --------------    -------------
                                                                             (As Restated)                     (As Restated)
REVENUE:
     Service revenue                                          $ 206,697         $ 183,550        $ 417,053        $ 367,025
     Equipment sales                                              7,412             7,197           13,838           15,058
                                                           -------------    --------------   --------------    -------------
                                                                214,109           190,747          430,891          382,083
                                                           -------------    --------------   --------------    -------------

COSTS AND EXPENSES:
     Cost of services                                            40,594            35,094           82,084           72,610
     Cost of equipment sold                                      22,915            22,093           44,241           43,767
     Sales and marketing                                         22,003            22,655           46,627           44,796
     General and administrative                                  38,843            34,564           76,584           67,911
     Depreciation and amortization                               29,607            29,132           58,765           59,043
     Gain on disposition of assets                              (15,364)              (54)         (14,932)            (685)
                                                           -------------    --------------   --------------    -------------
                                                                138,598           143,484          293,369          287,442
                                                           -------------    --------------   --------------    -------------

OPERATING INCOME                                                 75,511            47,263          137,522           94,641
                                                           -------------    --------------   --------------    -------------

INCOME FROM EQUITY INVESTMENTS                                      145                 4              290               28
INTEREST EXPENSE, NET                                           (36,938)          (41,512)         (73,417)         (90,544)
OTHER (EXPENSE) INCOME                                           (1,204)              256           (2,082)            (602)
                                                           -------------    --------------   --------------    -------------

INCOME FROM CONTINUING OPERATIONS
         BEFORE INCOME TAX EXPENSE AND MINORITY
         INTEREST IN INCOME OF SUBSIDIARIES                      37,514             6,011           62,313            3,523

INCOME TAX EXPENSE                                              (18,709)           (7,899)         (32,819)          (9,205)
                                                           -------------    --------------   --------------    -------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
         BEFORE MINORITY INTEREST IN INCOME
         OF SUBSIDIARIES                                         18,805            (1,888)          29,494           (5,682)

MINORITY INTEREST IN INCOME OF SUBSIDIARIES                        (225)             (150)            (451)            (283)
                                                           -------------    --------------   --------------    -------------

INCOME (LOSS) FROM CONTINUING OPERATIONS                         18,580            (2,038)          29,043           (5,965)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS                        2,764            (4,124)             768           (4,513)
                                                           -------------    --------------   --------------    -------------

NET INCOME (LOSS)                                              $ 21,344          $ (6,162)        $ 29,811        $ (10,478)
                                                           =============    ==============   ==============    =============

EARNINGS (LOSS) PER SHARE:
     BASIC
      EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS       $ 0.18           $ (0.02)          $ 0.28          $ (0.06)
      EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS     $ 0.03           $ (0.04)          $ 0.01          $ (0.05)

                                                           -------------    --------------   --------------    -------------
      NET INCOME (LOSS) PER SHARE                                $ 0.21           $ (0.06)          $ 0.29          $ (0.11)
                                                           =============    ==============   ==============    =============

     DILUTED
      EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS       $ 0.18           $ (0.02)          $ 0.28          $ (0.06)
      EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS     $ 0.02           $ (0.04)          $ 0.01          $ (0.05)

                                                           -------------    --------------   --------------    -------------
      NET INCOME (LOSS) PER SHARE                                $ 0.20           $ (0.06)          $ 0.29          $ (0.11)
                                                           =============    ==============   ==============    =============

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:

      BASIC                                                     103,314            97,839          103,263           96,791
                                                           =============    ==============   ==============    =============
      DILUTED                                                   104,366            97,839          104,313           96,791
                                                           =============    ==============   ==============    =============

ABOUT CENTENNIAL
----------------

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and the Caribbean with over 1 million wireless subscribers. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Caribbean business owns and operates wireless networks in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/, http://www.centennialpr.com/ and http://www.centennialrd.com/


SAFE HARBOR PROVISION
---------------------
Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in the telecommunications industry, which may increase churn, increase our costs to compete and decrease prices charged; the fact that many of our competitors are larger, better capitalized and less leveraged than we are, have greater resources than we do, may offer less expensive products than we do and may offer more technologically advanced products than we do; our substantial debt obligations, including restrictive covenants and consequences of default contained in our financing arrangements, which place limitations on how we conduct business; market prices for the products and services we offer may continue to decline in the future; general economic, business, political and social conditions in the areas in which we operate, including the Caribbean region, including the effects of world events, terrorism, wind storms and weather conditions on tourism in the Caribbean; our access to the latest technology handsets in a timeframe and cost similar to our competitors; uncertainty concerning the effect on our business of wireless local number portability, which permits the wireless phone numbers that we allocate to our customers to be portable when our customer switches to another carrier; continued overbuilding by personal communications service providers in our U.S. wireless markets and the effects of increased competition in our markets, which may cause increased subscriber cancellations, a continued reduction of prices charged, a reduction in roaming revenue and lower average revenue per subscriber; the availability and cost of additional capital to fund our operations, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our U.S. wireless revenue and the continued price declines in roaming rates and potential reduction of roaming minutes of use; our dependence on roaming agreements for our ability to offer our wireless customers nationwide rate plans at competitive prices; our ability to attract and retain qualified personnel; the fact that our coverage areas are not as extensive as those of other wireless operators, which may limit our ability to attract and retain customers; the effects of consolidation in the telecommunications industry; the effects of governmental regulation of the telecommunications industry, including changes in the level of support provided to us by the Universal Service Fund; the capital intensity of the telecommunications industry, including our plans to make significant capital expenditures during the coming years to continue to build out and upgrade our networks and the availability of additional capital to fund these capital expenditures; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes; fluctuations in currency values related to our Dominican Republic operations; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; local operating hazards and risks in the areas in which we operate, including without limitation, terrorist attacks, hurricanes, tornadoes, earthquakes, windstorms and other natural disasters; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital; the control of us retained by some of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

                                     # # #


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